UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Scripting – Agreements to Sell the Company – All-Employee Meeting

8-28-2005

This filing relates to a planned combination of NDCHealth Corporation and Per-Se Technologies, Inc. pursuant to the terms of an Agreement and Plan of Merger, dated as of August 26, 2005 by and among Per-Se Technologies, Inc., Royal Merger Co. and NDCHealth Corporation.

The following is a transcript of a presentation made by management of NDC to the employees of NDC on August 29, 2005.

Scripting

ALL-EMPLOYEE MEETING

Press Releases Announcing Agreements to Sell the Company

V7, 8-29-2005 FINAL

For Internal Use Only – Not for Distribution

Walter

•	Opening… I would like to apologize for again giving you such short notice for this all-employee meeting. Due to the nature of what we plan to talk with you about today, specifically for legal reasons around disclosure, we were not able to announce this meeting until this morning.

•	As most of you now know, a press release was issued this morning that announced our Board of Directors has agreed to sell our company to two companies, Per-Se Technologies and Wolters Kluwer. The total purchase consists of a combination of cash and stock valued at approximately $1 billion.

•	We realize that you have many questions and want to know what this means to our businesses and especially what this announcement means to you as an employee.

Slide 2 – Regulatory Disclosure

Slide 3 – Overview

•	Lee Adrean and I are here this afternoon to explain as much about the agreements as we can, tell you about Per-Se and Wolters Kluwer, what strengths and opportunities they bring to our businesses and what you can expect over the next few months as we work together to close the transactions. And, of course, to try to answer any questions you may have.

•

Before we begin, I first and foremost want to sincerely thank all of you for your continued hard work. Before we begin, with the details of the announcement, I want to recognize that we have been through a lot together as we turned the company around financially, worked to roll out new products, gained market share – and this all happened because of your

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extraordinary efforts. It has been difficult at times being in a “quiet period” as the potential sale of the company was being evaluated. Many of you assisted with these comprehensive evaluations, and throughout the process ALL of you were remarkable - diligent and professional. You have been patient throughout the potential sale process and tenacious about improving our business, and I truly appreciate your hard work.

•	I am very pleased by today’s announcements. These transactions are an excellent resolution to the selling of our company. They provide tremendous opportunities for our businesses and our employees. By merging with Wolters Kluwer, the IM unit will have a multi-billion dollar parent. And, likewise our Pharmacy, Hospital and Physician groups combined with Per-Se will have the balance sheet to continue to grow the business.

•	Having said that, it is important to understand that the process is not over. As I stated in my letter this morning, many activities will need to take place, including stockholder approval, regulatory approvals and other requirements before the transactions can close. That process will take 3 – 6 months and during that time, we will continue to operate as we do today – as independent companies. Before we talk about the next steps, let us first tell you more about the agreements and give you some background on the companies that intend to acquire us.

Slide 4 – Announcement

•	We have signed two agreements, with two different companies. The first agreement is to sell our Pharmacy, Hospital, Physician and Corporate business operations to Per-Se Technologies, and the second agreement is for a simultaneous sale of our Information Management business operations to Wolters Kluwer. As I mentioned, the transactions are expected to close in 3 – 6 months. During that time, it is “business as usual!” It is our management team’s responsibility to continue to execute existing strategies and run our business effectively. We must stay focused on our customers, rolling out our products, and continuing to provide high quality service.

•	After close, it is our current expectation, based on discussions that we have had to date with the buyers, that the businesses will operate as they do today and against current strategies immediately after the transactions are completed. Any changes that may occur will evolve over time in response to changing business needs.

•	The corporate executive team, including Walter Hoff and his direct reports who are corporate staff executives, are committed to remaining with the company at least until closing to help deliver on our planned performance. It would be premature to speculate on what roles, if any, they may play following completion of the deal.

•	So, who are these companies and why are they interested in NDCHealth? Lee Adrean will give you some background on these companies and the opportunities these unions present.

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Lee

Slide 5 – Per-Se Corporate Snapshot

•	Good afternoon, and I should say good morning to those of you on the west coast. For those who are not on video, this is Lee Adrean. First, I would like to provide a snapshot of Per-Se Technologies.

•	The company was founded in 1985 and is headquartered in Alpharetta, Georgia. They have approximately 4,800 employees in 81 offices across the United States and currently serve the Physician and Hospital market. They are a publicly-traded corporation with annual revenue of about $353 million.

Slide 6 – Per-Se is…

•	This is how Per-Se describes itself… [read slide]

Slide 7 – Per-Se Strengths

•	Per-Se serves the Physician and Hospital market by providing business process outsourcing services to hospital-affiliated physicians to improve reimbursement. In addition, Per-Se’s revenue cycle and resource management solutions enable hospitals to improve their revenues and reduce their operating costs. Per-Se is entirely focused on the business of healthcare – helping healthcare providers reduce administrative complexity in order to be financially successful.

•	They are the largest national business process outsourcing solution for physicians serving approximately 19,000 physicians, with 20 years of experience. Per-Se has the third largest electronic clearinghouse for medical claims in the United States.

Slide 8 – Per-Se Target Market

•	I would note Per-Se’s focus on hospital-based physician practices, with particular strengths in radiology, anesthesia, pathology, and emergency medicine practices, and on academic hospital settings. NDCHealth’s focus on smaller 1-3 physician practices is a nice complement to Per-Se’s current primary customer base.

•	Per-Se also serves approximately 40% of hospitals in the United States with a Per-Se Connective Healthcare solution either for the hospital itself or hospital-physician affiliated clinic or facility.

•	Per-Se is the largest provider of staff scheduling solutions and the second largest provider of operating room scheduling solutions. And, they have extensive payer connectivity.

•	While Per-Se’s total hospital revenues are approximately $100M, their electronic claims management services are considerably smaller in size than NDCHealth’s. They also provide scheduling software and print/mail services. NDCHealth’s product and service strengths, geographical reach and customer are a nice complement to Per-Se’s hospital activities, with the potential together for much broader market participation.

•	Finally, NDCHealth’s pharmacy solutions are an exciting new business for Per-Se, but one that builds on Per-Se’s focus on aiding providers in managing their revenue and reducing administrative inefficiencies in healthcare and broadening Per-Se’s profile and participation in healthcare services.

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•	Later this week, Per-Se will be visiting our office locations and will give you a far more in-depth overview of their company, their clients, and the services they offer.

Slide 9 – Why NDCHealth?

•	With this background on the company, you can understand why they would be interested in NDCHealth’s pharmacy, hospital and physician operations.

•	First, it is clear that NDCHealth is highly complementary to Per-Se’s business. Solutions delivered by both of our organizations target providers. And, our solutions have a similar purpose: to reduce administrative inefficiencies in healthcare so that providers earn more money, faster.

•	Per-Se’s acquisition joins together the leader in hospital-affiliated physician reimbursement with the leader in hospital, office-based physician and pharmacy reimbursement. As such, Per-Se anticipates their solutions in the hospital and physician market to expand as a result of this transaction.

•	Further, Per-Se does not compete in the pharmacy market today, and they believe the addition of our businesses and products will represent more choices from a single source in healthcare business services and IT solutions.

•	All of our products have a great reputation in our industry. You are seasoned and dedicated employees. We have satisfied customers and continue to add new customers with our innovative solutions. You have worked hard and successfully to develop competitive technology.

•	In essence, the acquisition of NDCHealth better positions Per-Se to deliver on its strategic mission of helping healthcare providers enhance their income potential. The acquisition will increase Per-Se’s revenue by almost 2/3’s on a proforma basis, and will significantly increase its customer base, allowing Per-Se more access to decision makers and providing a greater opportunity to grow and increase market share.

•	As I am sure Phil Pead, Chairman and CEO of Per-Se, will tell you himself later this week, the bottom line of their purchase decision is simple: Per-Se pursued this opportunity with NDCHealth because they believe we are a great complement to their business — a complement that creates new opportunities to help healthcare providers and grow and expand the combined business.

•	The second part of our announcement is the acquisition of our Information Management business by a company named Wolters Kluwer.

Slide 10 – Wolters Kluwer Snapshot

•	Wolters Kluwer is headquartered in Amsterdam, the Netherlands, and is a leading multinational publisher and information services company. The company’s core markets are spread across the health, tax, accounting, corporate, financial services, legal and regulatory, and education sectors. Wolters Kluwer employs approximately 18,400 people worldwide and maintains operations across Europe, North America, and Asia Pacific.

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•	They, too, are a public company with over $4 billion in annual revenue.

Slide 11 – Wolters Kluwer Strengths

•	As a global enterprise, Wolters Kluwer is positioned in large and profitable markets that have the potential to create value for their customers in key professional segments. Their significant brands provide customer access to allow them to address emerging needs with technologies and solutions. Wolters Kluwer’s business success is built upon proven capabilities in content development, technology and customer service, and our Information Management business is a terrific addition for them.

Slide 12 – Health

•	In the healthcare market, Wolters Kluwer is the leading provider of healthcare information that is critical to support learning and decision making by students, professionals and institutions across the healthcare industry.

•	More specifically, Wolters Kluwer is about a $770 million business. Their revenue comes from a combination of Pharma solutions, clinical tools, medical research and professional and educational information, and the Pharma solutions unit comprises approximately 18% of the health division’s revenue.

•	The Health division of Wolters Kluwer is headquartered in Philadelphia, with 14 offices throughout North America, Europe and Asia Pacific, including offices in Yardley, Pennsylvania, Baltimore, New York City and Parsippany, New Jersey.

Slide 13 – Pharma Solutions Business

•	Their Pharma Solutions customers include Pharmaceutical & Biotech Researchers, Developers, and Marketers, including all of the world’s major pharmaceutical companies – again, very complementary to our Information Management business.

•	Their core capabilities include clinical trials, drug and business intelligence data, customized healthcare communications, and continuing medical education resources.

•	Their key brands noted on this slide offer customers journals, decision-making tools and customized communications solutions, the largest online collection of U.S. patents, as well as customized medical content for the education and support of physicians around the world.

Slide 14 – Why Information Management?

•	What is the rationale behind Wolters Kluwer’s interest in NDCHealth? As with Per-Se, Wolters Kluwer has told us that our businesses are very complementary to their current operations, and offer new market sectors, product suites and solutions that should allow them to expand their respective market positions in healthcare.

•	They believe the healthcare information market offers significant growth opportunities to extend their market leading positions. Their Pharma Solutions business is one of their

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fastest growth businesses in Wolters Kluwer Health today. The overall Pharma market is attractive and growing faster than their core businesses, and the acquisition of NDCHealth’s IM business creates an even stronger WKHealth Pharma Solutions business unit.

•	Wolters Kluwer believes NDCHealth’s IM segment is uniquely positioned for future growth, providing them a significant opportunity to strengthen their portfolio with value-added online content increasingly important to customers. As they noted in their press release, Wolters Kluwer recognizes NDCHealth’s IM business as a leading provider of data and business intelligence products, including products for sales compensation and targeting, market and marketing research, managed care, and outcomes analysis. In addition to our leading position in physician-level data products, they noted us as “pioneering the emerging and high-growth market for primary source transactional prescription data, combining data from across the entire spectrum of care over time” a tribute to our leadership in developing anonymized patient longitudinal data, APLD. And, they believe the emergence of APLD represents an important opportunity in the marketplace, one where IM is uniquely positions to capitalize given its solid foundation, relationships, unique access to longitudinal data, and current and emerging suite of longitudinal products.

•	And, is the case with Per-Se, Wolters Kluwer believes all of our business and products have a great reputation in our industry. Our employees are talented and dedicated. We are a solid #2 competitor behind IMS, with strong, longstanding relationships with some the top pharmaceutical companies in the U.S. These factors combined are very attractive to Wolters Kluwer in their efforts to expand their business.

•	John Monahan, President and CEO of Wolters Kluwer Health Pharma Solutions unit, will be visiting our Phoenix operations later this week to introduce the company and more fully explain their business and strategic interest in NDCHealth. But, bottom line, Wolters Kluwer is interested in acquiring NDCHealth’s Information Management segment because it is a valuable business that will expand their opportunities and market share in the healthcare information industry.

********

•	In summary, NDCHealth is very complementary to both Per-Se’s and Wolters Kluwer’s business operations, as we offer them entrance into new market sectors, product suites and solutions that should allow them to expand their respective market positions in healthcare.

•	The employees of NDCHealth are a significant reason why the company has established and maintains its leadership position in the markets it serves. Since both companies are acquiring businesses that are additive and very complementary to their current offerings, both Per-Se and Wolters Kluwer consider the NDCHealth employees to be an important part of this transaction and they are looking forward to welcoming us as part of their companies. As mentioned earlier, both companies plan to talk with all employees in separate meetings to be held throughout the week and have more formal plans that will be shared with you in the coming months, once the transactions are final.

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Walter

Slide 15 – Next Steps

•	Thank you, Lee.

•	What is very important to understand is that both Per-Se and Wolters Kluwer are interested in our businesses in order to grow their companies. These acquisitions are not about consolidation. Rather, they are about strategic expansion of complementary businesses. And, we are excited about the opportunities that such expansion creates for everyone.

•	While all this is good news and exciting for all companies, we must remember that these transactions are subject to regulatory reviews as well as stockholder approvals and are not final. In addition, given the competitiveness of the industry and the complementary nature of the combined businesses, the transaction also requires FTC anti-trust reviews. The entire process could take three to six months.

•	In the interim, we continue to operate as independent companies. It has never been more important than now to stay focused on executing well and delivering value to our customers.

•	In terms of ongoing communications, all three companies have communication plans underway to talk with investors, media, customers, and, of course, all of our employees. However, having said that, it is important that all communications between companies must be coordinated through our executive offices. Requests for information must be expressed directed through Lee Adrean, Randy Hutto or me and expressly approved.

•	We know you have many questions. Since we have just announced this transaction, we probably don’t have answers to all of your specific questions at this time. But there are some that we think may be on your mind, and I like to address up front.

Slide 16 – Business As Usual, Including…

•	When we say that it is “business as usual” until the transaction closes, we mean exactly that. Let me reassure you…

•	All of your benefits are in place—vacations, sick time, health coverage, etc. All intact.

•	Merit increases will go into effect on September 1 as planned.

•	All existing hiring practices continue.

•	And, yes, we will recognize our top performers of 2005 – there will be a President’s Club as planned – in fact, a few staff are going a few days early to prepare for this important celebration of success.

•	And, for those of you who are MIP eligible, you will be glad to know that we will offering a prorated bonus payout based on performance for the seven-month period ending in December. This program will transition well into 2006, as both acquiring companies operate on a calendar year.

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Slide 17 – Unit and Department 3:00 Meetings

•	In closing, I would like to reiterate that we believe these announcements create tremendous opportunities for our businesses and our people. The strategy is simple. Wolters Kluwer wants to grow its business, and our operations enable them to do so. Per-Se will be able to focus on systems and transaction processing and leverage Wolters Kluwer capabilities!

•	You, the employees of NDCHealth, are a significant reason why the company has established and maintains its leadership position in the markets we serve. Per-Se and Wolters Kluwer both consider NDCHealth employees to be an important part of this transaction and they are looking forward to welcoming us as part of their companies. Both companies will have formal plans that will be shared with you in the coming months once the transactions are final.

•	Lastly, because this transaction involves more than one company and affects different business units, a series of separate meetings by business unit and functional department have been planned at which time your general manager or department head will have more specific discussions pertinent to your group. With the exception of Information, Hospital, and Gilbert, who will meet immediately following this meeting, these meetings will take place at 3:00 p.m. ET in the following locations:

[review list]

•	At this time, Lee and I would be happy to take any questions you may have. If we can’t answer them now, rest assured that all companies will be working together to formalize plans and will be able to answer more specific questions in the coming months.

Take questions.

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All Employee Meeting

August 29, 2005

Regulatory Disclosure

This communication is being made in respect of the proposed acquisition transaction involving NDCHealth Corporation and Per-Se Technologies. This presentation shall not constitute an offer of any securities for sale. In connection with the proposed transaction, NDCHealth and Per-Se will prepare a registration statement on Form S-4 containing a joint proxy statement/prospectus for the shareholders of both companies to be filed with the SEC, and each will be filing other documents regarding the proposed transaction with the SEC as well. Before making any voting or investment decision, investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available, as well as any amendments and supplements thereto, as they will contain important information about the proposed transaction. The final joint proxy statement/prospectus will be mailed to the shareholders of both NDCHealth and Per-Se. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from NDCHealth’s website (www.ndchealth.com) under the tab “Investor Relations” through the “SEC Filing” link. You may also obtain these documents, free of charge, from Per-Se’s website (www.per-se.com) under the tab “Investors” through the “SEC Filing” link.

NDCHealth Corporation and Per-Se Technologies and their respective directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with this transaction. Information about the directors and executive officers of NDCHealth and Per-Se and information about other persons who may be deemed participants in this transaction will be included in the joint proxy statement/prospectus. You can find information about NDCHealth’s executive officers and directors in NDCHealth’s definitive proxy statement filed with the SEC on September 15, 2004. You can find information about Per-Se Technologies’ executive officers and directors in Per-Se’s definitive proxy statement filed with the SEC on March 25, 2005.

Overview

Today’s Announcement About Per-Se Technologies About Wolters Kluwer Strengths and Opportunities Next Steps Communications

Announcement

Board of Directors has agreed to sell NDCHealth Signed definitive agreement for Per-Se Technologies to acquire Pharmacy, Hospital and Physician businesses Signed definitive agreement for Wolters Kluwer to acquire our Information Management business Transactions expected to close within 3 to 6 months 1st Priority: Focus on running the businesses as effectively as possible

Per-Se Corporate Snapshot

Founded: 1985

Headquarters: Alpharetta, Georgia

Employees: 4,800 employees in 81 offices across the United States

Customers: Physicians and hospitals

Stock Symbol: PSTI (NASDAQ)

2004 Revenue: $353 million

(Physician Services $260 million;

Hospital Services $106 million)

Per-Se Technologies is…

…a healthcare business services and solutions company

…focused on the financial success of physician practices and hospitals

…by providing “Connective Healthcare” solutions

Per-Se Strengths

Two decades of reimbursement expertise Largest provider of outsourcing services to hospital-based physician practices 3rd largest medical claims clearinghouse Leading provider of resource management solutions to hospitals 19,000 physician and 2,000 hospital clients

Per-Se’s Target Market: Providers

Physicians

Hospital-affiliated and academic practice groups also 5+ doctor office-based physician groups

Hospitals

Hospitals and integrated delivery networks Inpatient and outpatient care

Why NDCHEALTH ?

New provider markets

Complementary business focus Reputation for quality RCM solutions Seasoned and dedicated employees Satisfied customers Competitive technology Growing market share

Wolters Kluwer Corporate Snapshot

Multinational publisher and information services company

Headquarters: Amsterdam, the Netherlands

Markets: Health, Corporate Services, Finance, Tax, Accounting, Law, Regulation and Education

Employees: 18,400 employees in 25 countries

Stock listing: Amsterdam Stock Exchange: WLSNC.AS ADR traded OTC: WTRWF.PK

2004 Revenue: $4.1 billion

Wolters Kluwer Strengths

Large, profitable markets with potential to create value for customers Leading and distinct positions in key professional segments Significant brands and customer access Emerging customer needs and technologies create opportunities to build new products and services Proven capabilities in content development, technology and customer service

Wolters Kluwer Health

»$800 M of total corporate revenue through:

Pharma Solutions (18% of WK Health revenue)

– Information products and tools for pharmaceutical researchers, developers and marketers

– Serving the top 25 pharmaceutical companies globally

Clinical Tools

– Point-of-care information for healthcare professionals

Medical Research – Online and offline information Professional & Educational – Text and reference

14 offices throughout North America, Europe and Asia Pacific, with HQ in Philadelphia and other offices in Yardley, Pa., Baltimore, New York City and Parsippany, N.J.

Wolters Kluwer Pharma Solutions Unit

Customers: Pharmaceutical and Biotech researchers, developers, and marketers, including all of the world’s major pharmaceutical companies Core Products & Services: Clinical trials, drug and business intelligence data; customized healthcare communications; and continuing medical education resources. Key Brands include:

– Adis - Peer-reviewed journals, decision-making tools and customized communications solutions

– IFI Claims - Largest collection of U.S. patents

– Lippincott Williams & Wilkins – Customized medical content providing educational tools and support for physicians worldwide

Why Information Management?

NDCHEALTH’s Information Management business will double the size of WK’s Pharma Solutions unit Complementary business focus New solutions to increase market position Emerging product suites to enhance growth Seasoned and dedicated employees Quality reputation Satisfied customers

Next Steps…

Transactions are subject to regulatory review and stockholder approvals Transactions expected to close within 3 - 6 months provided all approvals are granted Anticipating NDCHealth and Per-Se stockholder meetings to be held around calendar year end 1st Priority: Business as usual - focus on running the businesses as effectively as possible Each company continues to function independently, as they do today All communications between companies must be coordinated through the NDCHealth executive offices and expressly approved

Business As Usual – Exactly That!

Benefits remain in place

Merit increases take effect September 1 Hiring practices continue President’s Club will recognize top performers Prorated MIP program in effect

B.U./Department Meetings

Business Unit and Corporate Department Meetings to be Held at 3:00 pm ET Today

Pharmacy: Peachtree/Dogwood/Magnolia

Hospital: Doubletree Hotel

Physician: Gilbert Training Room

Info Mgmt: Date Palm Diner

Finance: ECC

HR: Demo Center

Legal: Legal Conference Room

Corp Marketing: ECC

Questions?